FOR IMMEDIATE RELEASE
MEDIA CONTACT: JOANNE BRIGANDI, x4240
IR CONTACT:  STEPHEN H. CLARK, x4260
PHONE: 609-561-9000
JANUARY 15, 2010

SJG SEEKS BASE RATE INCREASE
This Increase is More Than Offset by Recent Commodity Decrease

FOLSOM, N.J. – Citing the need to recover costs for $466 million of necessary infrastructure investments that will have been spent from February 2004 to the end of 2010, as well as increased health care and pension costs, South Jersey Gas announced today that it petitioned the New Jersey Board of Public Utilities for a base rate increase. SJG, the principal subsidiary of South Jersey Industries, is requesting a $35 million increase in operating revenue, representing about a 7 percent increase. In September 2009, SJG implemented various rate reductions and credits, primarily from a reduction in gas costs, totaling approximately $62 million. Even if SJG receives the full amount requested in the base rate case, customers will pay approximately $27 million less than they paid prior to September. Company management believes SJG is positioned to further reduce the rate for gas costs during 2010, particularly if natural gas prices continue to remain stable or decrease during the year.

As a result of the rate decrease in September, a residential heating customer is saving $25.42 on a 100-therm monthly winter natural gas bill. If the base rate case is approved as filed, a typical heating customer’s monthly bill at 100 therms would increase by $11.48, from $142.56 to $154.04. Therefore, the net effect of the two rate changes would be a net decrease of $13.94, or approximately 8 percent.

The petition includes a request to increase the base rate component by $63 million, $28 million of which will be offset by the elimination of the Conservation Incentive Program rate component and the Capital Investment Recovery Tracker component, making the net increase $35 million. This is SJG’s first base rate filing in seven years. SJG is the last of New Jersey’s four gas utilities to file a recent base rate case.

This proposal will provide an additional $2.5 million in sales tax to the State of New Jersey.  The rate case process generally takes about one year; therefore, any increase granted by the BPU would likely not become effective until the end of 2010. In the interim, base rates will remain the same.
- more -

SJG Rate Case Add One

 “We will have spent $466 million to build, maintain and improve the natural gas infrastructure to address the growing demand for natural gas in southern New Jersey. This rate case seeks to earn a return on this additional investment,” said SJG President Edward J. Graham. “The improvements we have made in the infrastructure are necessary to ensure that our customers continue to receive reliable, uninterrupted natural gas service.  Significant increases in the cost of health care benefits and pensions that have affected most companies also contributed to the need for an increase,” noted Graham.

Additionally, SJG’s utility infrastructure is vital to support southern New Jersey’s economy. A major participant in New Jersey’s Economic Stimulus Plan, SJG made investments in infrastructure and energy efficiency projects in accordance with the Stimulus Plan. Through those programs SJG also helped create jobs during the nation’s economic crisis. SJG’s infrastructure investments will maintain the need for 125-150 direct construction jobs created to implement approved projects through our Accelerated Main Replacement Program. Incremental AMRP expenditures projected for subsequent years, if approved, could create or preserve approximately 450 to 850 ancillary or indirect jobs, in addition to the 125-150 direct construction jobs highlighted above.

SJG’s management has taken various measures over the past seven years to delay a base rate increase, which include implementing operating efficiencies and productivity improvements that have lowered operating and maintenance expense without jeopardizing the ability to provide safe and reliable service.  Also, due to lower interest rates, SJG has borrowed funds for capital improvements at a lower cost.

Also included in the filing are proposals to implement a tariff to sell natural gas for use in natural gas vehicles and for use in powering residential electric generation equipment.

“We understand how a rate increase affects our customers especially those on fixed incomes,” says Graham. “That is why we make every effort to avoid increasing rates. We also take every available measure to help our customers pay their bills.” The company offers an Equal Payment Plan option and refers customers to assistance programs such as NJ Shares, Home Energy Assistance or Lifeline for which they may qualify.  In addition, customers can access valuable information on the website about services and programs, including energy audits and energy efficiency tips and options that can help reduce energy use and costs while still retaining comfort.  Visit www.sjgroadmap.com to access this energy efficiency information.

South Jersey Gas is the principal subsidiary of South Jersey Industries (NYSE:SJI) and provides natural gas service to about 342,000 residential, commercial and industrial customers in Atlantic, Cape May, Cumberland, Salem, and significant portions of Gloucester, Burlington and Camden counties in New Jersey. Visit http://www.southjerseygas.com to learn more about South Jersey Gas and its programs.

#####